Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed on September 21, 2016, pertaining to the Sucampo Pharmaceuticals, Inc. 2016 Equity Incentive Plan of Sucampo Pharmaceuticals, Inc. of our reports dated March 10, 2016, with respect to the consolidated financial statements and schedule of Sucampo Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Sucampo Pharmaceuticals, Inc. included in its Amended Annual Report (Form 10-K/A) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 21, 2016